                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Consumers Water Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Consumers Water Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101

March 31, 1995

Dear Shareholder:

     On behalf of the Board of Directors and the management of Consumers Water Company, it is a pleasure to invite you to the 1995 Annual Meeting of our Company. This year's meeting is being held at 11:00 AM, May 3, 1995, at the MARRIOTT HOTEL, 200 SABLE OAKS DRIVE, SOUTH PORTLAND, MAINE.

     Refreshments will be served after the meeting, at which time you will be able to meet with Company management and board members as well as with other shareholders. We look forward to seeing you at the Annual Meeting to hear any questions, comments or suggestions you might have about the Company.

     It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card as soon as possible.

     If you plan to attend, please check the appropriate box on the face of the proxy card in order that we may anticipate how many shareholders will attend. Your continuing interest in Consumers is appreciated.

Sincerely,

PETER L. HAYNES
President

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101
                         ------------------------------

                            NOTICE OF ANNUAL MEETING

     Notice is hereby given that the Annual Meeting of the Shareholders of Consumers Water Company will be held at the MARRIOTT HOTEL, 200 SABLE OAKS DRIVE, SOUTH PORTLAND, MAINE, on Wednesday, May 3, 1995, at 11:00 a.m. local time for the following purposes:

     1. To hear the report of Management on the condition of the Company;

     2. To elect Directors for the ensuing year; and

     3. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1995, as the record date and time for the determination of the shareholders entitled to notice of, and to vote at, such Annual Meeting.

     If you do not expect to be present at the meeting and wish your shares to be voted, please indicate your voting instructions on the enclosed proxy card, sign it and return it promptly in the envelope provided.

     A copy of the Annual Report for the fiscal year ended December 31, 1994, is enclosed herewith.

                                          By Order of the Board of Directors

                                          BRIAN R. MULLANY
                                          Clerk

Portland, Maine
March 31, 1995

                             YOUR VOTE IS IMPORTANT

     YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, MAY AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                            CONSUMERS WATER COMPANY
                               THREE CANAL PLAZA
                             PORTLAND, MAINE 04101
                         ------------------------------

                                PROXY STATEMENT

     This proxy statement and the accompanying form of proxy are planned to be mailed to shareholders on or about March 31, 1995.

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders on Wednesday, May 3, 1995.

     Only the holders of common shares, par value $1.00 per share, and the holders of Cumulative Preferred Stock, Series A, par value $100.00 per share, of record at the close of business on March 15, 1995, are entitled to notice of, and to vote at, the Annual Meeting. On such date the number of outstanding common shares entitled to vote was 8,331,686 and the number of outstanding shares of Cumulative Preferred Stock, Series A, entitled to vote was 10,694. Each share of each class is entitled to one vote. The shareholders of both classes shall vote together as one class on all proposals to be presented at the Annual Meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Under the Company's Articles of Incorporation and bylaws, the number of Directors may be fixed at no less than 5 and no more than 17 and each serves until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified. Pursuant to the bylaws of the Company, the Board of Directors has established the number of Directors to be elected at 11. The shareholders or the Board may, by subsequent resolution, increase the number of Directors as thus fixed, within the above limits, and elect additional Directors. It is intended to vote the proxies in favor of the election of the nominees listed below to serve until the next Annual Meeting and until their successors are elected and qualified. The following table sets forth the name and age of each of the Board's nominees for Director, the periods during which each nominee has served as a Director, if any, a brief description of the principal occupation and business experience during the last five years of each nominee, all directorships of publicly-held companies presently held by each nominee, and certain other information. No nominee has any family relationship with any other nominee.

       NAME OF NOMINEE         AGE                   INFORMATION ABOUT NOMINEE
-----------------------------  ---     ------------------------------------------------------
Claudio Elia                   52      President of Anjou International Company, a subsidiary
                                       of, and holding company for certain of the U.S.
                                       investments of, CGE. See "Common Stock Ownership of
                                       Certain Beneficial Owners and Management" for
                                       description of the terms of the agreement pursuant to
                                       which Mr. Elia has been nominated. Mr. Elia is also a
                                       director of Philadelphia Suburban Water Company and
                                       Air and Water Technologies Corporation, and has been a
                                       Director of the Company since 1990.

David R. Hastings, II          70      Chairman of the Board of the Company; President,
                                       Hastings Law Office, P.A., attorneys. Mr. Hastings has
                                       been a Director since 1963.

Peter L. Haynes                55      President and Chief Executive Officer of the Company
                                       since 1992; formerly President of Quality Logistics
                                       Management, Inc., a logistics management company. Mr.
                                       Haynes has been a Director since 1992.

Jack S. Ketchum                64      Self-employed Financial Consultant. Mr. Ketchum has
                                       been a Director since 1978.

John E. Menario                59      Senior Executive Vice President and Chief Operating
                                       Officer of Peoples Heritage Financial Group, Inc., a
                                       multi-bank holding company. Mr. Menario has been a
                                       Director since 1980.

Jane E. Newman                 49      President of Coastal Broadcasting Corporation, owner
                                       of WZEA Radio, Hampton, New Hampshire, since 1991;
                                       Assistant to the President of the United States for
                                       Management and Administration from 1989 to 1991; and
                                       President of the New England Business Council since
                                       1988. Ms. Newman is also a director of Perini Corp.,
                                       NYNEX Telecommunications and Public Service Company of
                                       New Hampshire, and has been a Director of the Company
                                       since 1993.

John E. Palmer, Jr.            58      Chairman of the Board of Cape Shore, Inc., a
                                       manufacturer and wholesaler of stationery and
                                       handcrafted gifts. Mr. Palmer has been a Director
                                       since 1978.

Elaine D. Rosen                42      Senior Vice President, Product Center Group of UNUM
                                       Life Insurance Company of America, with responsibility
                                       for UNUM's group and individual insurance and annuity
                                       products. Ms. Rosen has been a Director since 1993.

William B. Russell             61      President, Chief Executive Officer and Treasurer of
                                       New England Cablevision of Massachusetts, Inc., an
                                       owner and operator of cable television properties
                                       since 1994; real estate consultant from 1993 to 1994
                                       and President of Fifty Associates, a real estate
                                       investment firm prior to 1993. Mr. Russell has been a
                                       Director since 1970.

       NAME OF NOMINEE         AGE                   INFORMATION ABOUT NOMINEE
-----------------------------  ---     ------------------------------------------------------
John H. Schiavi                54      President of Schiavi Enterprises, holding company for
                                       entities involved in the ownership and operation of
                                       nursing homes and the ownership of real estate. Mr.
                                       Schiavi has been a Director since 1983.

John W. L. White               71      Retired; Vice Chairman of the Board of the Company;
                                       formerly Chairman of the Board and Chief Executive
                                       Officer, from 1981 to 1984, and President, from 1966
                                       to 1981, of the Company. Mr. White has been a Director
                                       since 1957.

     On September 14, 1994, the Penobscot Indian Nation filed a complaint in United States District Court naming, among others, the Company, certain subsidiaries of the Company and Mr. Schiavi as defendants. The suit arises out of the 1986 sale by Schiavi Homes, Inc., then a subsidiary of the Company, of its assets to a partnership including the Penobscot Indian Nation. Mr. Schiavi, as a Director of the Company, is a party to an Indemnification Agreement with the Company providing him with indemnification in connection with any suit or proceeding brought against him by reason of the fact that he is or was a Director of the Company. Under certain circumstances, Mr. Schiavi is entitled to receive an advance of expenses in connection with an indemnifiable claim. According to the complaint, Mr. Schiavi and the Company are alleged, among other things, to have defrauded the Penobscot Indian Nation in connection with the 1986 sale of the assets of Schiavi Homes and the 1989 settlement of prior litigation of related claims in which the Penobscot Indian Nation provided a release to the Company. The Company and Mr. Schiavi have each denied the claims raised by the Penobscot Indian Nation's complaint.

     In addition to an Executive Committee, the Board of Directors has established an Audit Committee, a Compensation Committee, a Retirement Committee, a Board Evaluation Committee and an ad hoc committee dealing with issues relating to the sale of the Company's manufactured housing business and the liquidation of Burlington Homes of New England, Inc. (the "Burlington ad hoc Committee"). The Executive Committee, whose current members are Directors Haynes (Chairman), Elia, Hastings and Palmer, serves as a Nominating Committee, and, as such, will consider recommendations of shareholders. Recommendations should be submitted in writing to the Secretary of the Company. During 1994, there were nine meetings of the Board of Directors, one meeting of the Executive Committee, two meetings of the Audit Committee, four meetings of the Compensation Committee, one meeting of the Retirement Committee, four meetings of the Board Evaluation Committee and two meetings of the Burlington ad hoc Committee. All Directors other than Ms. Rosen and Mr. Russell attended more than 75% of all Board and appropriate committee meetings.

     The Audit Committee reviews with the auditors the scope and results of the audit, Company and subsidiary financial statements and internal accounting and control procedures and recommends to the full Board the engagement or discharge of independent auditors. Current members of the Audit Committee are Directors Elia (Chairman), Ketchum, Newman and Russell. The Compensation Committee, which currently consists of Directors Menario (Chairman), Palmer, Rosen and White, makes recommendations to the Board of Directors with respect to officer and key employee compensation and also administers the Company's various incentive compensation plans. The Retirement Committee makes recommendations to the full Board with respect to retirement plans and also administers the Company's Retirement Plan and the Employee 401(k) Savings Plan and Trust. The Retirement Committee's current members are Directors Russell (Chairman), Menario, Newman and Schiavi. The Board Evaluation Committee reviews the performance of the Board of Directors. The Committee's current members are Directors Ketchum (Chairman), Hastings,

Menario, Newman and Rosen. The Burlington ad hoc Committee consists of Directors Haynes (Chairman), Elia, Menario, Palmer and Schiavi.

     Management does not know of any nominee who will be unable to serve, but, if any nominee should be unable to serve, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board.

          REQUIRED VOTE FOR MATTERS TO BE ACTED UPON AT ANNUAL MEETING

     With respect to the election of Directors, both the bylaws of the Company and Maine law provide that those candidates receiving the greatest number of votes cast at a meeting of shareholders, duly called and at which a quorum is present, shall be deemed elected. Unless otherwise provided in the bylaws, under Maine law, a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders. The bylaws of the Company provide that at any meeting of the shareholders, a majority of the shares entitled to vote, issued and outstanding, represented by shareholders of record, in person or proxy, shall constitute a quorum. As a consequence of these provisions and the prior action of the Board of Directors in establishing 11 as the number of Directors to serve following the Annual Meeting of Shareholders, those 11 nominees for Director receiving the greatest number of votes shall be deemed elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will be treated as not voting for the election of Directors and will have no effect in determining the Directors receiving the most affirmative votes.

     As to matters other than the election of Directors that may be brought before the Annual Meeting, Maine law provides that any corporate action to be taken at a shareholders' meeting at which a quorum is present shall be authorized by a majority of the votes cast by the holders of shares entitled to vote on the subject matter, except to the extent that a greater vote is required by law or by the Company's articles or bylaws. The bylaws of the Company provide that the affirmative vote of the holders of a majority of the shares represented at a meeting of shareholders (provided a quorum is present) shall decide any question brought before the shareholders. As to any matter other than the election of Directors, abstentions and broker non-votes will be treated as not voting for such matter and will have the same effect as a vote against the matter brought before the shareholders at the Annual Meeting.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Persons known to be the beneficial owners of more than 5% of the Company's common shares as of March 31, 1995 are as follows:

                                   AMOUNT OF
         NAME AND ADDRESS          BENEFICIAL        PERCENT
        OF BENEFICIAL OWNER        OWNERSHIP         OF CLASS
        -------------------    ------------------    --------
        Compagnie Generale     1,669,609 shares        20.0%
          des Eaux
          52 Rue D'Anjou
          75384 Paris,
          France

     The amount listed in the above table is based upon statements on Schedule 13-D and Forms 4 and 5 filed with the Securities and Exchange Commission (the "Commission") by Compagnie Generale des Eaux ("CGE") and includes 8,935 shares which CGE has an option to acquire at the market price and 60,000 shares held by a subsidiary of CGE. The remaining shares listed as being owned by CGE are held by it directly. As the result of an agreement entered into in connection with the 1986 acquisition of common shares from certain of the Company's shareholders by a subsidiary of CGE, the Company obtained certain rights of first refusal with respect to shares now held by CGE, and, in return, granted certain rights to CGE to register the Consumers shares which it acquired or might acquire in the future for public resale, as well as the right to nominate a person to serve on the Company's Board of Directors, commencing with the 1987 Annual Meeting of Shareholders. The right to nominate a person to serve on the Board is subject to certain limitations. Claudio Elia, an officer of a subsidiary of CGE, has been nominated for election as a Director of the Company pursuant to the agreement with CGE.

     The following table sets forth the beneficial ownership of the Company's common shares by the Directors, nominees and executive officers of the Company named in the Summary Compensation Table below (the "named executive officers"), determined in accordance with applicable regulations of the Commission. The number of shares reflected may include shares held in the name of a spouse, minor child or certain other relatives sharing the same home as the Director or officer, or held by the Director or officer or spouse of the Director or officer, as a trustee or as a custodian for minor children, as to all of which beneficial ownership is disclaimed by the respective Directors and officers except as otherwise noted below, as well as shares held in the Company's various employee plans and shares which officers currently have the right to acquire through the exercise of options. Mr. Haynes currently has the right to acquire 13,650 common shares, Mr. Schumann currently has the right to acquire 8,250 shares, Mr. Isacke currently has the right to acquire 6,650 shares, Mr. Noran currently has the right to acquire 3,920 shares, Mr. Snellen has the right to acquire 3,450 shares, and all Directors and executive officers as a group have the right to acquire 40,920 shares pursuant to the exercise of options. In accordance with applicable regulations of the Commission, such shares have been included in the amounts listed below.

                                           AMOUNT OF
                                           BENEFICIAL        PERCENT
                 NAME                      OWNERSHIP        OF CLASS
---------------------------------------    ----------     -------------
DIRECTORS AND NOMINEES
     Claudio Elia(1)                             200      Less than 1%
     David R. Hastings, II                    36,673      Less than 1%
     Peter L. Haynes                          27,664      Less than 1%
     Jack S. Ketchum                           3,767      Less than 1%
     John E. Menario                           2,238      Less than 1%
     Jane E. Newman                            1,225      Less than 1%
     John E. Palmer, Jr.                       4,038      Less than 1%
     Elaine D. Rosen                             100      Less than 1%
     William B. Russell                        3,567      Less than 1%
     John H. Schiavi                          15,280      Less than 1%
     John W. L. White                         27,979      Less than 1%
OTHER NAMED EXECUTIVE OFFICERS
     Paul D. Schumann(2)                      16,133      Less than 1%
     John F. Isacke                           17,546      Less than 1%
     Paul F. Noran                            10,245      Less than 1%
     Jerry D. Snellen                          4,519      Less than 1%
ALL DIRECTORS AND EXECUTIVE OFFICERS         177,560          2.1%

------------------------------------
(1) Mr. Elia is an officer of a subsidiary of CGE. CGE holds 1,669,609 common shares of the Company. See above.

(2) Mr. Schumann also beneficially owns 80 common shares of Garden State Water Company, a subsidiary of the Company, which represents less than 1% of the issued and outstanding common shares of Garden State.

                            OTHER EXECUTIVE OFFICERS

     In addition to Mr. Haynes, the other executive officers of the Company, their names, ages, positions with the Company, terms of office and the periods during which they have served, are set forth in the following table:

                                               POSITIONS AND OFFICES         TERM OF     SERVED AS
              NAME                 AGE            WITH THE COMPANY           OFFICE    OFFICER SINCE
---------------------------------  ---     ------------------------------   ---------  -------------
Paul D. Schumann                   44      Senior Vice President --         One Year        1987
                                           Operations
John F. Isacke                     41      Senior Vice President -- Chief   One Year        1978
                                           Financial Officer
Paul F. Noran                      51      Vice President -- Engineering    One Year        1979
Brian R. Mullany                   49      Vice President and Secretary     One Year        1978
Jerry D. Snellen                   55      Vice President -- Information    One Year        1987
                                           Systems
Robert E. Ervin                    34      Vice President and Treasurer     One Year        1994

     Prior to becoming the Vice President and Treasurer of the Company, Mr. Ervin was Accounting Manager and Treasurer of Inter-State Water Company, a subsidiary of the Company located in Danville, Illinois.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

     The following table shows, for fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company whose 1994 total annual salary and bonuses exceeded $100,000, as calculated pursuant to rules promulgated by the Commission, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                         |  ------------  |
                                                   ANNUAL COMPENSATION   |   SECURITIES   |
                                                  ---------------------  |   UNDERLYING   |   ALL OTHER
                                                  SALARY                 |    OPTIONS/    |  COMPENSATION
        NAME AND PRINCIPAL POSITION        YEAR     ($)     BONUS($)(1)  |    SARS(#)     |     ($)(2)
-----------------------------------------  ----   -------   -----------  |  ------------  |  ------------
                                                                         |                |
Peter L. Haynes,                           1994   200,154      49,800    |      5,000     |     76,040(3)
  President                                1993   198,000      17,070    |      2,400     |     15,547(4)
                                           1992   103,385           0    |      5,000     |     53,455(5)
Paul D. Schumann,                          1994   137,769      17,900    |      3,000     |      1,040
  Senior Vice President -- Operations      1993   137,423       6,150    |      1,600     |      4,640(6)
                                           1992   124,346      19,591    |      1,600     |      8,240(7)
John F. Isacke,                            1994   136,385      17,900    |      3,000     |      1,040
  Senior Vice President -- Chief           1993   132,402       6,150    |      1,600     |      1,040
  Financial Officer                        1992   119,445      18,795    |      1,300     |      1,040
Paul F. Noran,                             1994   110,138       7,700    |      1,000     |      1,040
  Vice President -- Engineering            1993   110,907       2,640    |      1,000     |      1,040
                                           1992   102,269      12,894    |      1,000     |      1,040
Jerry D. Snellen,                          1994    94,769       7,700    |      1,000     |      1,040
  Vice President -- Information Systems    1993    93,462       2,640    |      1,000     |      1,040
                                           1992    84,269      10,626    |        600     |      1,040

------------------------------------
(1) Bonuses for 1994 and 1993 were awarded under the Company's 1993 Incentive Compensation Plan under which bonuses may be awarded to any of the regular, full-time employees of the Company or its subsidiaries. Bonuses for 1992 were awarded pursuant to the Company's 1988 Stock Bonus Plan, under which regular, full-time employees of the Company and its subsidiaries were eligible to receive bonuses in cash and/or common shares of the Company.

(2) For all officers, except Mr. Haynes in 1993 and 1992, includes a $1,040 matching contribution in each year under the Company's 401(k) Employees Savings Plan and Trust. Under this Plan, participants may elect to have their employer contribute a portion of their compensation to the Plan instead of having such amounts paid as salary. The Company makes matching contributions, determined in accordance with a specific formula and subject to certain limits, on behalf of all employees who participate in the Plan.

(3) Includes $75,000 to reimburse Mr. Haynes for the loss incurred by him in selling his home in New York following his move to the Portland, Maine area pursuant to an employment agreement entered into prior to Mr. Haynes becoming President and Chief Executive Officer of the Company on August 5, 1992 and a $1,040 matching contribution under the Company's 401(k) Employee Savings Plan and Trust.

(4) Reimbursement of moving expenses paid to Mr. Haynes pursuant to his August, 1992 Employment Agreement.

(5) Includes $50,000 paid to Mr. Haynes to compensate him for the business he relinquished by joining the Company and $3,455 paid to Mr. Haynes for temporary living accommodations and travel expenses during the first two months of his employment by the Company.

(6) Includes $1,040 matching contribution under the Company's 401(k) Employee Savings Plan and Trust and $3,600 cost of living adjustment paid to Mr. Schumann in connection with his move to the Portland, Maine area in 1987 to become an officer of the Company.

(7) Includes $1,040 matching contribution under the Company's 401(k) Employees Savings Plan and Trust and $7,200 cost of living adjustment paid to Mr. Schumann in connection with his move to the Portland, Maine area in 1987 to become an officer of the Company.

STOCK OPTIONS.

     The following table contains information concerning the grant of stock options under the Company's 1993 Incentive Stock Option Plan to the named executive officers during the last fiscal year. The Company has not granted stock appreciation rights to any executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                 REALIZED VALUE
                                                                                                   AT ASSUMED
                                               INDIVIDUAL GRANTS                                 ANNUAL RATES OF
                    ------------------------------------------------------------------------       STOCK PRICE
                     NUMBER OF                                                                    APPRECIATION
                     SECURITIES         % OF TOTAL                                                 FOR OPTION
                     UNDERLYING        OPTIONS/SARS       EXERCISE OR BASE                           TERM(3)
                    OPTIONS/SARS   GRANTED TO EMPLOYEES        PRICE                            -----------------
       NAME         GRANTED(#)(1)     IN FISCAL YEAR         ($/SH)(2)       EXPIRATION DATE    5%($)      10%($)
------------------  ------------   --------------------   ----------------   ---------------    ------     ------
Peter L. Haynes         5,000              17.2%                17.25            2/24/99        23,831     52,656
Paul D. Schumann        3,000              10.3%                17.25            2/24/99        14,299     31,593
John F. Isacke          3,000              10.3%                17.25            2/24/99        14,299     31,593
Paul F. Noran           1,000               3.4%                17.25            2/24/99         4,766     10,531
Jerry D. Snellen        1,000               3.4%                17.25            2/24/99         4,766     10,531

------------------------------------
(1) The options granted will become exercisable in cumulative installments to the extent of not more than 50% of the number of shares covered thereby within the first year of the term thereof and to the extent of not more than an additional 25% within each of the second and third years of the term thereof. None of the options has tandem rights.

(2) The exercise prices for the options granted were, in each case, 100% of the fair market value of the common shares on the date of grant.

(3) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend on overall market conditions and on the future performance of the Company and its common shares.

OPTIONS EXERCISES AND HOLDINGS.

     The following table sets forth information with respect to the exercise of options by the named executive officers during the last fiscal year and unexercised options held by such officers as of the end of the fiscal year. The Company has not granted stock appreciation rights to any executive officer.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF
                                                                           SECURITIES         VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED      IN-THE-MONEY
                                                                          OPTIONS/SARS      OPTIONS/SARS
                                                                          AT FY-END(#)      AT FY-END($)
                                         SHARES ACQUIRED      VALUE       -------------     -------------
                                           ON EXERCISE       REALIZED     EXERCISABLE/      EXERCISABLE/
                 NAME                          (#)             ($)        UNEXERCISABLE     UNEXERCISABLE
---------------------------------------  ---------------     --------     -------------     -------------
Peter L. Haynes                                   0                0      9,300/3,100           625/625
Paul D. Schumann                                  0                0      5,875/1,900         1,950/375
John F. Isacke                                1,650            1,650      4,000/1,900           375/375
Paul F. Noran                                     0                0       2,920/750            795/125
Jerry D. Snellen                                  0                0       2,528/750            803/125

PENSION PLANS.

     The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, based on remuneration that is covered under the plan and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

             5 YEAR AVERAGE              15          20          25          30          35
             ANNUAL EARNINGS            YEARS       YEARS       YEARS       YEARS       YEARS
    ---------------------------------  -------     -------     -------     -------     -------
    $100,000.........................  $22,500     $30,000     $37,500     $45,000     $52,500
    $125,000.........................  $28,125     $37,500     $46,875     $56,250     $65,625
    $150,000 (and above).............  $33,750     $45,000     $56,200     $67,500     $78,750

     The Company's pension plan provides that upon reaching the normal retirement age of 65, a covered employee's pension is to be the equivalent of a single life annuity in an amount equal to the sum of 1.5% of the employee's average compensation over the five consecutive years of service which will produce the highest average, multiplied by the lesser of the employee's years of service or 35. Compensation for purposes of the pension plan is equal to a covered employee's annual salary as of January 1 in any year. Under the Internal Revenue Code, effective January 1, 1994, the maximum annual compensation that may be considered in determining benefits under the pension plan is limited to $150,000 to be indexed for inflation, after 1993. Covered compensation for the named executive officers for 1994 was: Mr. Haynes: $196,000; Mr. Schumann:
$135,000; Mr. Isacke: $130,500, Mr. Noran: $108,200 and Mr. Snellen: $92,000.
The estimated years of service for each named executive is as follows: Mr.
Haynes: three years; Mr. Schumann: 23 years; Mr. Isacke: 17 years; Mr. Noran: 16 years and Mr. Snellen: 13 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Mr. White, who was an officer of the Company prior to 1984, served as a member of the Compensation Committee of the Company's Board of Directors during the last completed fiscal year.

     There are no Compensation Committee interlocks.

AGREEMENTS WITH OFFICERS AND DIRECTORS.

     The Company has an insurance policy which, among other things, provides indemnification to each Director and officer of the Company from and against any liabilities incurred in connection with registration statements under the Securities Act of 1933, as amended. The Company paid all of the $145,858 annual premium for 1994. In addition, the Company has purchased a $100,000 accidental death and dismemberment insurance policy covering Directors and certain employees, payable to a beneficiary of the insured's choice. The Company paid all of the $588 aggregate annual premiums on such policies for 1994.

     The Company has entered into indemnification agreements with each of its Directors and executive officers. The form and execution of such indemnification agreements were approved by shareholders at the Company's 1989 Annual Meeting. Each indemnification agreement requires the Company to indemnify the Director or executive officer who is a party thereto to the fullest extent permitted by applicable Maine law and requires the advance to an indemnified Director or executive officer of litigation expenses upon receipt of a written affirmation of the Director or officer's good faith belief that the Director or officer's conduct was not knowingly fraudulent, deliberately dishonest or willful misconduct. By the terms of each indemnification agreement, its benefits are not available with respect to matters giving rise to a claim against the indemnified Director or executive officer (a) if the Director or executive officer has (i) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provision of law, (ii) received remuneration or other payment in violation of law, or (iii) engaged in conduct finally adjudged to be knowingly fraudulent, deliberately dishonest or intentional misconduct, or (b) if a final court decision determines that such indemnification is not lawful.

     In connection with the acquisition by the Company of substantially all of the assets of Schiavi Homes Corp. in March, 1983, the Company entered into a noncompete agreement with Mr. Schiavi, who was a principal in and major beneficial shareholder of Schiavi Homes Corp. The agreement, which will expire in 1995, prohibits Mr. Schiavi from competing with the Company in the manufacturing, sale, siting or leasing of manufactured housing.

     The Company entered into an employment agreement with Mr. Haynes in connection with Mr. Haynes' election as President and Chief Executive Officer of the Company in 1992. The agreement, which expired in 1994, provided for a base salary for Mr. Haynes and continuation of compensation during the term of the agreement in the event that Mr. Haynes' employment with the Company was terminated prior to the expiration of the agreement for any reason other than an illegal act or willful misconduct. Payments made to Mr. Haynes pursuant to the employment agreement are included in the Summary Compensation Table above.

BOARD COMPENSATION COMMITTEE REPORT.

     In accordance with rules established by the Commission, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement:

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not currently officers of the Company. The Committee is responsible for setting and administering the policies that govern annual compensation of executive officers of the Company and the Company's incentive compensation and employee stock option plans. The Company's compensation plans are designed to attract and retain key executives critical to the long-term success of the Company.

     The Committee annually evaluates the Company's corporate performance and compensation compared with its industry group. Companies within the industry group are included in the Water Utility Index in the performance graph below. The Compensation Committee does not believe that comparison to the S&P 500 or any other broad market index is an accurate measure of the Company's performance, because of the specialized nature of the Company's primary business of owning regulated water utility companies. In addition, in evaluating the Company's overall performance, the Committee looks to the attainment of goals that had been set prior to the start of the year. These goals, which are discussed below, are also used in determining the compensation of the named executive officers.

     Annual compensation of the named executive officers, as well as other senior executives, consists of a base salary, incentive compensation awarded under the Company's 1993 Incentive Compensation Plan and long-term incentive compensation in the form of options granted under the Company's Incentive Stock Option Plans.

     The salary ranges for each position, or group of positions, are established based on a market survey of similar positions within the industry conducted by an outside consultant. The companies included in the study were, to the extent information was available, the same as those included in the Water Utility Index in the performance graph below. The base compensation for each named executive officer is set within the range for the position of that officer, as indicated by the survey. The actual salary of an officer is set within that range based on the officer's performance and experience. The base compensation for the named executive officers listed within the Summary Compensation Table ranges from the lower third of the salary range to the maximum of the range. Variations from the median of the salary ranges are based on the individual officers' performance and length of service.

     The Chief Executive Officer recommends salary adjustments to the Compensation Committee for officers of the Company other than himself based on a structured annual review. The annual review considers the decision-making responsibilities of each position and the experience, skills and performance of each officer during the period being reviewed. To help quantify these measures, the Committee has, from time to time, enlisted the assistance of a compensation consultant. After review, the Committee recommends final salary changes to the Board of Directors, which makes the final salary decisions.

     INCENTIVE COMPENSATION PROGRAM. The Company established the 1993 Incentive Compensation Plan to reward certain employees of the Company for achieving annual objectives in both financial and other measures. The Plan was designed with the assistance of a compensation consultant and is based on two or three factors, depending on whether the participant works for the Corporate entity or a business unit. Corporate officers' target incentives are based 60% on the attainment of net income targets, exclusive of gains on the sales of properties and 40% on the achievement of team goals. Income targets under the plan are based, among other criteria, upon a targeted return on equity and an expected net income for the entire organization. The income target for 1994 was $10.2 million net income before gains from sales. Awards for the participants from subsidiary business units are based 20% on the Company's income targets, 40% on the business unit's income target and 40% on the unit's team goals. The team goals, for both the Corporate unit and the subsidiary units, are predominantly non-financial, and include such things as the implementation of a quality control management system, the achievement of certain cost containment goals, the correlation of capital expenditures to business planning and the achievement of system growth goals.

     Financial and team goals are established on the basis of historic patterns of Company performance and agreed upon strategic objectives. A performance threshold for each measure ensures that incentive compensation is not paid for substandard accomplishments. In addition, each measure also has a cap to limit the potential compensation expense under the Incentive Compensation Plan. Payments are based on the midpoint of an individual's salary range so that incentive compensation is not paid for the attainment of longevity.

     Awards for 1994 were paid in cash in February of 1995, subsequent to the review by the Compensation Committee of the results achieved against targets established prior to the year. The Board of Directors made the awards based on the recommendations of the Compensation Committee. In addition, the Board, pursuant to the recommendation of the Compensation Committee, elected to increase the awards paid to all participants because measurement against selected targets did not in their judgment completely reflect the performance of the Company during 1994. Each of the officers of the Company and of its subsidiaries who are eligible to participate in the Incentive Compensation Plan may receive an award based on the performance of their unit. These awards are included in the Summary Compensation Table under the column "Bonus."

     LONG-TERM INCENTIVE COMPENSATION. The Company's 1993 Incentive Stock Option Plan was approved by shareholders at the 1993 Annual Meeting. The Plan is substantially similar to prior incentive stock option plans approved by the Company's shareholders. Incentive Stock Options awarded during the last three calendar years are included in the Summary Compensation Table under the heading "Long Term Compensation Awards -- Securities Underlying Options/SARS." Stock appreciation rights are not awarded by the Company. Options, including those awarded to Peter L. Haynes, the Company's Chief Executive Officer, are awarded based on the recipient's level of responsibility within the Company and the recipient's ability to influence Company performance and are designed to provide eligible employees with a greater personal interest in the success of the Company. The number of options already held by eligible employees is not considered in the granting of new options, provided the individual employee is within the plan limit for the maximum options which may be granted to any one employee.

     PERFORMANCE EVALUATION. Each year the Committee meets with the Chief Executive Officer to evaluate his performance, using input from the rest of the Board, and reports on that evaluation to the independent Directors. The Chief Executive Officer and the Committee evaluate the performance of the rest of the executive officers and together recommend salary adjustments to the full Board.

     Peter L. Haynes has served as the Company's Chief Executive Officer since 1992. During 1994 the Committee voted to increase Mr. Haynes' base salary to $202,000. The Committee's decision to increase Mr. Haynes' base salary was based on his having met the Committee's expectations, including the introduction of new programs and the revitalization of the management group. The increase was also consistent with other increases provided under the Company's new Salary Plan, which takes into account the participant's performance as well as his or her position within the participant's salary range.

     In February of 1995, the Committee voted to pay Mr. Haynes a bonus for 1994 of $49,800 under the Company's 1993 Incentive Compensation Plan. The bonus awarded to Mr. Haynes, which amounted to 24.7% of his base salary, was based on the attainment of 94% of the Company's net income goal, and 77% of the Company's non-financial targets. As noted above, the Committee recommended that the bonuses to be awarded under the Company's Incentive Compensation Plan to Mr. Haynes and other executive officers for 1994 be increased based on the Company having performed better than was apparent from application of the non-financial targets previously established for 1994. After this adjustment, Mr. Haynes received an incentive compensation award equal to 85% of his targeted incentive compensation.

     COMPENSATION DEDUCTION LIMIT. Under the Revenue Reconciliation Act of 1993, publicly-held companies are limited to a maximum deduction for federal income tax purposes of $1 million per year for "applicable employee remuneration" paid to each "covered employee." Covered employees for the Company are those listed in the "Summary Compensation Table" above and "applicable employee remuneration" includes salary and bonus. Applicable employee remuneration also includes (1) any gain recognized by an employee who, prior to expiration of the holding period to receive favorable income tax treatment, sells or otherwise disposes of Company shares acquired pursuant to the exercise of an option granted under either the 1988 Incentive Stock Option Plan or the 1993 Incentive Stock Option Plan and (2) the difference between the consideration paid by an employee and the fair market value at the time of exercise of Company shares acquired pursuant to the exercise of an option issued pursuant to the 1993 Incentive Stock Option Plan which includes a provision that such option is not an incentive stock option for purposes of the Internal Revenue Code. The Committee has no current intention of issuing options under the 1993 Incentive Stock Option Plan containing a provision that such option is not an incentive stock option for tax purposes.

     As noted above, bonuses payable under the Company's 1993 Incentive Compensation Plan are capped to limit the potential compensation expense to the Company under that Plan. The Company's 1993 Incentive Stock Option Plan, approved by shareholders at the 1993 Annual Meeting, limits the maximum number of shares subject to options which may be granted to any one employee during the life of the Plan to 25,000. Even though the ultimate value of outstanding options cannot be calculated as it is dependent on future changes in the market price of the Company's common shares, given the limits on the number of options which may be granted and the amount of bonuses payable to employees, and given the expected base compensation levels for covered employees, it is unlikely that the $1 million per covered employee maximum deduction would be exceeded in the foreseeable future. In the event that the $1 million per covered employee maximum deduction was exceeded, the Company would not receive a deduction for federal income tax purposes for the amount of applicable employee remuneration which exceeded that amount.

          John E. Menario                        John E. Palmer, Jr.
          Chairman, Compensation Committee       Member, Compensation Committee
          Elaine D. Rosen                        John W. L. White
          Member, Compensation Committee         Member, Compensation Committee

PERFORMANCE GRAPH

     The following is a line graph presentation comparing cumulative, five-year returns (assuming the reinvestment of dividends) on an indexed basis of the Company's common shares with the S&P 500 Stock Index and an index of investor-owned water utility companies published by Edward D. Jones & Co.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG COMPANY, S&P 500 AND EDWARD D. JONES & CO.
                       INVESTOR-OWNED WATER UTILITY INDEX

      MEASUREMENT PERIOD                         WATER UTILITY
    (FISCAL YEAR COVERED)          CONSUMERS         INDEX          S&P 500
1989                                    100.00          100.00          100.00
1990                                      82.9            92.8            96.9
1991                                     112.4           132.5           126.4
1992                                     119.9           146.8           135.9
1993                                     123.9           167.2           149.7
1994                                     134.4           155.8           151.7

                                                                 DECEMBER 31,
                                             ----------------------------------------------------
                                              1989     1990     1991     1992     1993     1994
                                             -------  -------  -------  -------  -------  -------
    Consumers..............................  $ 100.0  $  82.9  $ 112.4  $ 119.9  $ 123.9  $ 134.4
    Water Utility Index....................    100.0     92.8    132.5    146.8    167.2    155.8
    S&P 500................................    100.0     96.9    126.4    135.9    149.7    151.7

DIRECTOR COMPENSATION

     Each Director is paid a retainer of $10,000 per annum. The Chairman of the Board receives an additional $5,000 per year retainer for serving as such. In addition, each Director receives $500 per meeting for each meeting of the Board of Directors attended, and $500 for each committee meeting attended unless such meeting is on the same day as a Board meeting, in which case Directors are paid $300 for attending. Committee chairmen receive an additional $250 per meeting, or $150 per meeting if the meeting occurs on the day there is a Board meeting. Directors who are employed by the Company or a subsidiary are not paid an annual retainer or meeting fees. All non-employee Directors receive travel expenses for attending Board meetings and committee meetings.

     The Board of Directors has established two Deferred Compensation Plans for Directors. One Plan allows the deferral of all or a specified portion of a Director's annual retainer and meeting fees with interest to be paid thereon at a rate equal to the annual rate of return on the Company's common equity. Amounts deferred under this Plan may be paid only upon a date fixed in advance of any deferral, or after a Director ceases to serve as such or as an employee of the Company. The second Plan allows the deferral of all or a specified portion of a Director's retainer and fees with interest to be paid thereon at a fixed rate based upon an announced bond index rate. The rate applicable under this Plan averaged approximately 10% for 1994. Amounts deferred under the second Plan are to be paid when a Director ceases to serve as such. Under certain circumstances, the Committee appointed by the Board to administer this Plan may provide for earlier payments upon the request of a Director. Generally, payments of the amounts deferred under the second Plan will be made in equal monthly installments over a period of ten years, unless the Committee upon the request of a Director provides for payments over a shorter period of time or in a lump sum. Each of the Plans is unfunded, with the rights of Directors who participate being no greater than those of unsecured creditors. Elections under each of the Plans must be made before the end of any year and will be effective for the following year.

                SECTION 16(A) OWNERSHIP REPORTING DELINQUENCIES

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Such officers, Directors and shareholders are required by Commission regulations to furnish the Company with copies of all such reports that they file.

     Based solely on a review of copies of reports filed with the Commission since December 31, 1993, and of written representations by certain officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except as disclosed in the Company's Proxy Statement in connection with the 1994 Annual Meeting, and except that Jack S. Ketchum filed late one report with respect to a single acquisition of 400 common shares and Jerry D. Snellen, Vice President -- Information Systems, filed late one annual report with respect to one purchase of approximately 3 common shares under the Company's Dividend Reinvestment and Common Share Purchase Plan.

                            APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountant to audit the accounts of the Company for the fiscal year ending December 31, 1995. Arthur Andersen LLP which began auditing the accounts of the Company in 1976, audited the accounts of the Company for the fiscal year ended December 31, 1994. A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement on behalf of Arthur Andersen LLP if he or she so desires.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting other than those specified in the Notice of Annual Meeting and the presentation of the annual report of the financial condition of the Company. No action constituting approval or disapproval of any of the matters referred to in said report is contemplated. However, if any other matters legally come before the meeting, the persons named in the enclosed form of proxy intend to exercise the discretionary power conferred by the proxy and to vote the proxy in accordance with their judgment on such matters.

                            EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies for the Annual Meeting will be paid by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to beneficial owners of shares held of record by them and will be reimbursed for their expenses. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Such persons will receive no additional compensation for such services.

                     PROMPT RETURN OF PROXY CARD REQUESTED

     Shareholders are requested to indicate voting instructions on the enclosed proxy card, date, sign it and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The proxy is revocable until exercised; accordingly, shareholders who are present at the meeting, may withdraw their proxies and vote, if they so desire, in person.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented to next year's Annual Meeting of Shareholders, scheduled for May 1, 1996, must be received by the Company by December 2, 1995 for inclusion in the Company's proxy material relating to that meeting.

                                          By Order of the Board of Directors

                                          BRIAN R. MULLANY
                                          Clerk

March 31, 1995

PLEASE NOTE ANY CHANGES IN ADDRESS ON THE ENCLOSED PROXY CARD.

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO BRIAN R. MULLANY, SECRETARY, CONSUMERS WATER COMPANY, P.O. BOX 599, PORTLAND, MAINE 04112. COPIES OF THE EXHIBITS TO THE REPORT, WHICH ARE VOLUMINOUS, WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE TO OFFSET THE COST OF REPRODUCTION AND MAILING.

                            CONSUMERS WATER COMPANY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 1995

   The undersigned, hereby revoking any proxy heretofore given, hereby appoints David R. Hastings, II, Jack S. Ketchum and John W.L. White, and each of them severally, proxies of the undersigned, with full power of substitution, to vote as indicated below all common shares and shares of Cumulative Preferred Stock, Series A of Consumers Water Company which the undersigned would be entitled to vote if personally present at the annual meeting of the shareholders of the Company to be held at South Portland, Maine, on May 3, 1995, and any adjournments thereof.

   The Board of Directors recommends a vote FOR Proposal 1.

1. Election of Directors.

     NOMINEES: Claudio Elia, David R. Hastings, II, Peter L. Haynes, Jack S. Ketchum, John E. Menario, Jane E. Newman, John E. Palmer, Jr., Elaine D. Rosen, William B. Russell, John H. Schiavi, John W.L. White

/ / FOR all nominees listed above      / / AGAINST all nominees listed above

/ / For election of Directors, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------
                          (continued, and to be signed and dated, on other side)

    DISCRETIONARY AUTHORITY IS HEREBY CONFERRED UPON THE PROXIES WITH RESPECT TO SUCH OTHER MATTERS AS MAY LEGALLY COME BEFORE THE MEETING. IF NO INSTRUCTION IS SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

                         Please check here if you plan to attend the meeting / /

                                           Dated _________________________, 1995


                                           -------------------------------------
                                                      Signature


                                           -------------------------------------
                                                      Signature

                                           Please sign proxy exactly as name
                                           appears. Joint owners should each
                                           sign personally. Trustees and other
                                           fiduciaries should so indicate when
                                           signing and where more than one
                                           name appears, a majority must sign.